Exhibit 4.1

CLASS D COMMON STOCK PURCHASE AGREEMENT

THIS CLASS D COMMON STOCK PURCHASE AGREEMENT (this "**Agreement**") is made as of the ___ day of _________, 2024 by and between Pacaso Inc., a Delaware corporation (the "**Company**"), and the investor set forth on the signature page hereto as the "**Purchaser**". The Company and the Purchaser are sometimes collectively referred to in this Agreement as the "**Parties**" and each individually as a "**Party**".

WHEREAS, the Purchaser desires to purchase from the Company, and the Company desires to sell to the Purchaser, that number of shares of the Company's Class D Common Stock, $0.00001 par value per share (the "**Shares**"), set forth on Exhibit A attached hereto and at a purchase price per share of $_______ and the aggregate purchase set forth on Exhibit A (the "**Purchase Price**").

NOW, THEREFORE, in consideration of the terms and conditions set forth herein and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Sale and Purchase. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase, and the Company agrees to sell and issue to the Purchaser, on the date hereof, the Shares for a purchase price per share equal to the Purchase Price.

2. Closing; Delivery.

(a) The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures on the date hereof (the "**Closing**").

(b) At the Closing, the Company shall deliver to the Purchaser a certificate (electronic or otherwise) representing the Shares being purchased by the Purchaser against payment of the Purchase Price therefor by check payable to the Company, by wire transfer to a bank account designated by the Company, or by any combination of such methods.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that (a) the Company has all requisite power and authority to execute and deliver this Agreement and any other documents necessary to consummate the Company's issuance of the Shares, to carry out its obligations hereunder and/or necessary to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by the Company and shall constitute the Company's legal, valid and binding obligation, enforceable against it in accordance with its terms and (c) the transactions contemplated hereby do not constitute a violation of or default under or conflict with or result in a breach of, any applicable law or agreement to which the Company is a party.

4. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that (a) the Purchaser has all requisite power and authority or capacity (as the case may be) to execute and deliver this Agreement and any other documents necessary to consummate the Purchaser's purchase of the Shares, to carry out its obligations hereunder and/or necessary to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by the Purchaser and shall constitute the Purchaser's legal, valid and binding obligation, enforceable against it in accordance with its terms, (c) the Purchaser is purchasing the Shares for the Purchaser's own account for investment purposes and not with the present intention of a, or a view to the, sale, transfer, distribution or other disposition thereof, (d) the Purchaser has the knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the Purchaser's investment in the Shares, can bear the risk of the Purchaser's investment in the Shares for an indefinite period of time and can afford to lose the Purchaser's total investment in the Shares, (e) the Purchaser has received or had access to all information about the Company that the Purchaser has requested or deemed necessary to make an

investment in the Shares, (f) the Purchaser is aware that no market exists or may ever exist for the resale of the Shares, (g) the Purchaser is not relying on or basing an investment decision on any express or implied representation, warranty, promise, guaranty, projection or forecast of the Company, its officers or any other person on behalf of the Company, except as set forth in this Agreement, (h) the Purchaser is aware that the sale and issuance of the Shares have not been registered under the Securities Act of 1933, as amended (the "**Securities Act**") or the securities laws of any state, and that the Shares cannot be offered, sold, assigned, transferred, pledged or otherwise disposed of by the Purchaser except unless such transaction is registered under the Securities Act and applicable state securities laws or is made pursuant to an exemption from such registration requirements, the availability of which must be established to the satisfaction of the Company and (i) the transactions contemplated hereby do not constitute a violation of or default under or conflict with or result in a breach of, any applicable law or agreement to which the Purchaser is a party.

5. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations, warranties and agreements, both written and oral, with respect to such subject matter.

(b) Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the Parties' respective successors and assigns.

(c) Further Assurances. The Parties covenant to execute any and all documents and instruments of sale, transfer, assignment, assumption or novation and to perform such other acts as may be reasonably necessary or expedient to further the purposes of this Agreement and the transactions contemplated by this Agreement.

(d) Amendment. This Agreement may be amended with the consent of the Company and the holders of a majority of the outstanding shares of the Company's Class D Common Stock.

(e) No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

(f) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute a fully executed copy of this Agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(g) Fees and Expenses. The Company and the Purchaser shall pay their own costs and expenses that each such party incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the Stockholders Agreement.

(signature page follows)

IN WITNESS WHEREOF, the parties have executed this Class D Stock Purchase Agreement as of the date first written above.

"COMPANY"

Pacaso Inc.

By: ______________________________
Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Class D Common Stock Purchase Agreement as of the date first written above.

"PURCHASER"

For Individuals:		***For Trusts and Entities:***	
			______________________
			- insert name of trust or entity above -
Sign:	______________________	Sign:	______________________
Name:	______________________	Name:	______________________
		Title:	______________________
State of Residence:	______________________	State of Formation:	______________________
Street Address:	______________________	Street Address:	______________________
City, State ZIP:	______________________	City, State ZIP:	______________________
email:	______________________	email:	______________________

Exhibit A

Purchase Details

Shares of Class D Common Stock	Purchase Price